Exhibit 99.3
RESTRICTED STOCK UNIT AGREEMENT
     This Restricted Stock Unit Agreement (the “Agreement”), made as of the 17th day of July, 2006 (the “Grant Date”) by and between Tejas Incorporated (the “Company”), and L. Zachary Landry (the “Grantee”), evidences the grant by the Company of restricted stock units (“Restricted Stock Units” or “Award”) to the Grantee on such date and the Grantee’s acceptance of the Award. The Company and the Grantee agree as follows:
     1. Basis for Award. This Award is made as part of an inducement for employment. The Grantee hereby receives as of the date hereof an Award of Restricted Stock Units (the “Grant”) pursuant to the terms of this Agreement.
     2. Stock Awarded.
     (a) The Company hereby awards to the Grantee, in the aggregate One Hundred and Sixty Thousand (160,000) Restricted Stock Units.
     (b) The Company shall in accordance with this Award establish and maintain a Restricted Stock Unit Account for the Grantee, and such account shall be credited for the number of Restricted Stock Units granted to the Grantee. The Restricted Stock Unit Account shall be credited for any securities or other property (including regular cash dividends) distributed to the Company in respect of its Shares. Any such property shall be subject to the same vesting schedule as the Restricted Stock Units to which they relate.
     (c) Until the Restricted Stock Units awarded to the Grantee shall have vested, the Restricted Stock Units and any related securities, cash dividends or other property nominally credited to a Restricted Stock Unit Account shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated.
     (d) Each certificate issued in respect of the Restricted Stock Unit shall be registered in the Grantee’s name and deposited by the Grantee, together with a share power endorsed in blank, with the Company and shall bear the following (or a similar) legend:
“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE RESTRICTED STOCK UNIT AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND TEJAS INCORPORATED IN RESPECT OF SUCH STOCK.”
     3. Vesting. The restrictions described in Section 2 of this Agreement will lapse with respect to 25% of the Restricted Stock Units on August 17, 2006, with respect to 25% of the Restricted Stock Units on the July 17, 2007, with respect to 25% of the Restricted Stock Units on January 17, 2008 and with respect to 25% of the Restricted Stock Units on July 17, 2008, provided the Grantee is still employed by the Company (or any Parent or Subsidiary) on such vesting dates. All restrictions will lapse with respect to 100% of the Restricted Stock Units upon Grantee’s termination of employment by the Company due to a “Change in Control” of the Company (provided that the Grantee has a written employment agreement with the Company, and the Grantee’s Employment agreement with the Company defines “Change of Control” and provides rights to the Grantee in respect of a termination due to a Change in Control). If the Grantee ceases to be employed by the Company (or any Parent or Subsidiary) for any other reason at any time prior to the vesting dates, the unvested Restricted Stock Units shall automatically be forfeited upon such cessation of service.
     4. Compliance with Laws and Regulations. The issuance of Shares upon vesting of the Restricted Stock Units shall be subject to compliance by the Company and the Grantee with all applicable requirements of securities laws, other applicable laws, and regulations of any stock exchange on which the Shares may be listed at the time of such issuance or transfer. The Grantee understands that the Company has agreed to register or qualify the Restricted Stock Units with the Securities and Exchange Commission (“SEC”).
     5. Tax Withholding.
     (a) The Grantee agrees that, subject to clause 5(b) below, no later than the date as of which the restrictions on the Restricted Stock Units shall lapse with respect to all or any of the Restricted Stock Units covered by this Agreement, the Grantee shall pay to the Company (in cash or to the extent permitted by the Company, Restricted Stock Units held by the Grantee whose Fair Market Value on the day preceding the date the Restricted Stock Units vest is equal to the amount of the Grantee’s tax withholding liability) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Restricted Stock Units for which the restrictions shall lapse. The Company or its affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the shares of Restricted Stock Units.
     (b) If the Grantee properly elects, within thirty (30) days of the Grant Date, to include in gross income for federal income tax purposes an amount equal to the Fair Market Value as of the Grant Date of the Restricted Stock Units granted hereunder pursuant to Section 83(b) of the Code, the Grantee shall pay to the Company, or make other arrangements satisfactory to the Company to pay to the Company in the year of such grant, any federal, state or local taxes required to be withheld with respect to such Restricted Stock Units. If the Grantee fails to make such payments, the Company or its affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to such Restricted Stock Units.
     6. Nontransferability. This Award is not transferable.
     7. No Right to Continued Employment. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its affiliates to terminate the Grantee’s employment at any time.
     8. Representations and Warranties of Grantee. The Grantee represents and warrants to the Company that:
     (a) Agrees to Terms of the Agreement. The Grantee has received a copy of the Agreement and has read and understands the terms of this Agreement, and agrees to be bound by its terms and conditions. The Grantee acknowledges that there may be adverse tax consequences upon the vesting of Restricted Stock Units or disposition of the Restricted Stock Unites once vested, and that the Grantee should consult a tax adviser prior to such time.
     (b) Cooperation. The Grantee agrees to sign such additional documentation as may reasonably be required from time to time by the Company.
     9. Adjustment Upon Changes in Capitalization. In the event of a Change in Capitalization, the Company may make appropriate adjustments to the number and class of shares relating to the Restricted Stock Units as it deems appropriate, in its sole discretion, to preserve the value of this Award. The Company’s adjustment shall be made in accordance with and shall be effective and final, binding and conclusive for all purposes of this Agreement.
     10. Governing Law; Modification. This Agreement shall be governed by the laws of the State of Texas without regard to conflict of law principles. The Agreement may not be modified except in writing signed by both parties.

     11. Miscellaneous. The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural unless a different meaning is plainly required by the context.
     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

TEJAS INCORPORATED
By:	/s/ Kurt J. Rechner
	Name:	Kurt J. Rechner
	Title:	President

GRANTEE
By:	/s/ L. Zachary Landry
	Name:	L. Zachary Landry

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